Exhibit 28(j) (22) Under Form N-1A

Exhibit 23 Under Item 601/Reg S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 167 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our report, dated November 22, 2016, on Federated Real Return Bond Fund (one of the portfolios within Federated Income Securities Trust) included in the Annual Shareholder Report for the fiscal period ended September 30, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 22, 2016